EXHIBIT 10.10

LETTER AGREEMENT

October 16, 2024

Applied Digital Corporation
3811 Turtle Creek Blvd., Suite 2100
Dallas, TX 75219
Attention: Wes Cummins
Email: Wes@applieddigital.com

Dear Mr. Cummins:
Reference is hereby made to (i) that certain Standby Equity Purchase Agreement, dated as of August 28, 2024 (as amended by that First Amendment to Standby Equity Purchase Agreement dated August 29, 2024, and as may be amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time the “SEPA”), by and between YA II PN LTD., a Cayman Islands exempt limited partnership (the “Investor”) and Applied Digital Corporation, a company incorporated under the laws of the State of Nevada (the “Company”), and (ii) that certain convertible promissory note issued by the Company to the Investor on March 27, 2024 (APLD-1) (the “Note”). Capitalized terms used but not otherwise defined herein shall have the same meanings set forth in the SEPA, unless otherwise indicated herein.
Pursuant to Section XII.4 of the SEPA, the Company was obligated to pay a Commitment Fee in the amount of $2,125,000 by the issuance to the Investor of 456,278 Common Shares (the “Commitment Shares”). The Investor and the Company acknowledge and agree that as of the date hereof, these shares have not been issued.
The Company and the Investor hereby agree that the obligation of the Company to issue the Commitment Shares shall be cancelled and instead the Company agrees to pay the Commitment Fee in cash as set forth below, in satisfaction in full of the Company’s obligations to pay the Commitment Fee pursuant to the SEPA. The Commitment Fee shall be paid by increasing the principal amount of the Note by an amount equal to the Commitment Fee (i.e. $2,125,000), which shall offset and satisfy the Company’s obligation to pay the Commitment Fee in cash under the SEPA and this agreement. The Company and the Investor further agree to permit the prior conversion of the Note in the full amount set forth in the Conversion Notice dated September 9, 2024, which conversion the Company had previously limited to give effect to the Exchange Cap (as defined under the Note).
As a result of the foregoing, upon execution of this agreement, the parties acknowledge and agree that the total principal amount outstanding under the Note shall be $6,922,711.65

(inclusive of the $2,125,000 Commitment Fee). The additional amount of the Commitment Fee added to the principal balance of the Note shall be paid in accordance with, and be subject to, all of the terms and conditions of the Note, provided that, the Investor hereby waives the requirement of the Company to make any monthly payments pursuant to Section 1(c) of the Note (in respect of the entire principal balance outstanding) that were due, or may come due as a result of any Amortization Event (as defined in the Note) prior to the Maturity Date of the Note. In addition, the Investor hereby waives the requirement of the Company to file the Initial Registration Statement by the Filing Date (each as defined under the Registration Rights Agreement by and between the Company and the Investor dated August 29, 2024) and instead agrees that such Initial Registration Statement shall be filed no later than 9 am Eastern Standard Time on October 18, 2024.
Sections 5, 8, 10 and 11 of the Note are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

YA II PN, LTD.

By:    Yorkville Advisors Global, LP
Its:    Investment Manager

By:     Yorkville Advisors Global II, LLC
Its:     General Partner

    By: /s/ Matt Beckman
    Name:    Matt Beckman

Acknowledged and Agreed:

APPLIED DIGITAL CORPORATION

By:    /s/ David Rench
Name:    David Rench
Title: Chief Administrative Officer